Exhibit 10.14

BINDING TERMS SHEET
PRIVATE AND CONFIDENTIAL

MYFIZIQ LIMITED (an entity incorporation in Australia) (MyFiziq) is a technology company that owns a fitness tracking software platform that provides users with a simple means to track body measurements, body circumference change and other biometrics via an application on the user’s smartphone (MyFiziq Platform).

TRIAGE TECHNOLOGIES, INC. is a technology company that has developed an application for the identification of dermatologic conditions, using artificial intelligence (AI), to interpret the user’s skin images taken on a smartphone and provide those results to the user (“Triage”),

Triage and MyFiziq are each a “Party” and together are the “Parties” in this document

This Terms Sheet sets out the terms upon which the Triage and MyFiziq will integrate the Triage technology into the CompleteScan SaaS offering and the basis upon which the companies will generate revenue together. Additionally, MyFiziq will make an equity investment in Triage to create a strategic relationship between the companies

This Terms Sheet is binding on the Parties:

1.	Integration of the Triage Platform	The Parties agree to collaborate and work together to design, develop and integrate the Triage Platform into the CompleteScan existing platform according to the timeline and functional specifications set out in Schedule 1 (Product Integration).

2.	Contributions from the Parties	(a)	The Parties each agree to make available sufficient personnel and resources to prioritise the Product Integration.

		(b)	Other than as set out in Schedule 1, each of the Parties will bear their own costs and expenses associated with the Product Integration, where applicable.

3.	Pricing and Promotion of CompleteScan Platform	(a)	Once the Product Integration is complete, the Parties agree to use their best efforts to promote the use of the CompleteScan platform to existing and new sales channel partners, across both MyFiziq and Triage.

		(b)	The Parties agree that the revenue sharing and pricing model for use of the Triage Scan as part of CompleteScan Platform will be agreed upon between the parties as part of the formal agreements.

4.	Cash and Share Equity Consideration	(a)	Under the terms of the agreement MyFiziq will provide USD$3M in equity investment to Triage. Use of funds will be outlined in the formal funding agreement.
		(b)	MyFiziq will pay to Triage an amount of USD$500,000 upon signing of this Terms Sheet.
		(c)	MyFiziq will pay a further USD$500,000 to Triage six months from the signing of the Terms Sheet.
		(d)	MyFiziq will make available further equity funding to Triage in allocations of USD$500,000 for a further USD$2M. Triage will give MyFiziq 60 days’ notice of further drawdowns of his amount.

		(e)	MyFiziq will issue registered common shares to the value of USD$3M to Triage. Share tranches and will be outlined in the formal funding agreement.

		(f)	The Parties have agreed the cash equity and MyFiziq share payments will be issued at a pre-money valuation of Triage at USD$33.5m

		(g)	MyFiziq has a first right of refusal on future capital requirements of Triage.

5.	Intellectual Property	(a)	All intellectual property that is owned by, or is proprietary to, a Party as at the date of this Terms Sheet will at all times remain owned by that Party exclusively.

		(b)	Other than as expressly set out in this Terms Sheet, nothing in this Terms Sheet confers on a Party any right or interest in, or licence to use (or permit or cause to be used) any of the other Party’s, or any third parties,, intellectual property.

		(a)	MyFiziq currently owns all intellectual property in the MyFiziq and CompleteScan SaaS platforms, including any modifications or improvements in relation to the platform. Triage covenants that it will not, or attempt to, reverse engineer, copy or otherwise replicate the MyFiziq or CompleteScan Platforms.

		(b)	Triage owns all intellectual property in the Triage platform, including any modifications or improvements in relation to the platform, excluding any contributed MyFiziq and CompleteScan intellectual property. MyFiziq covenants that it will not, or attempt to, reverse engineer, copy or otherwise replicate Triage’s intellectual property.

6.	Commercial Contract	Notwithstanding the fact that this document is legally binding on the Parties, MyFiziq and the Triage agree to enter into a subsequent, definitive agreement (Formal Agreement) to more fully document the terms/conditions and intent of the Parties as set out in this Terms Sheet no later than 30 days from the execution date of this Terms Sheet. The Formal Agreement shall be shall be consistent with the terms set out in this Terms Sheet, except to the extent otherwise agreed by the Parties, and will include clauses on (but not limited to) licences to be granted, promotion and marketing, support services, implementation services, cloud services, billing, liabilities, IP and confidentiality.

7.	Warranties, Representations and Covenants	The Formal Agreement will also contain warranties, representations and covenants by both MyFiziq and Triage that are customary for transactions of the type contemplated by this Terms Sheet.

8.	Confidentiality	Each Party is to keep confidential the content and existence of this Terms Sheet and any other information obtained from each other during the negotiations preceding the execution of this Terms Sheet or in the course of furthering the transactions contemplated by this Terms Sheet whether in the course of conducting due diligence or otherwise (Confidential Information), and is not to disclose it to any person except:

		(a)	to employees, shareholders, legal advisers, auditors and other consultants requiring the information for the purposes of this Terms Sheet;

		(b)	with the consent of a Party which owns or controls the Confidential Information;

		(c)	if the information is, at the date of this Terms Sheet, lawfully in the possession of the recipient of the information through sources other than any of the other Parties;

		(d)	if required by a regulatory agency, court or a stock exchange rule/practice;

		(e)	if strictly and necessarily required in connection with legal proceedings relating to this Terms Sheet;

		(f)	if the information is generally and publicly available other than as a result of a breach of confidence; or

		(g)	to a financier or prospective financier (or its advisers) of a Party.

A Party disclosing Confidential Information must use all reasonable endeavours to ensure that persons receiving the Confidential Information from it do not disclose the Confidential Information except in the circumstances permitted in this clause.

The obligations under this clause contain obligations separate and independent from the other obligations of the Parties and remain in existence for a period of two years from the date of this Terms Sheet, regardless of any termination of this Terms Sheet.

9.	Due Diligence	will utilize the following 30-day due diligence period to verify and validate information about each Triage. Triage will supply MyFiziq, in an orderly manner information requested pertaining to the company’s financial standing and technology. Other information may be requested that is contemplated in a transaction of this type.

10.	Further Assurance	Each Party shall sign and execute and do all deeds, acts, documents and things as may reasonably be required by the other Parties to effectively carry out and give effect to the terms and intentions of this Terms Sheet.

11.	Governing Law	The binding terms of this Terms Sheet shall be governed by and construed in accordance with the law from time to time in New York. The Parties agree to submit to the exclusive jurisdiction of the Courts of New York and the Courts which hear appeals from those Courts.

12.	Assignment	None of the Parties may assign any of the rights or obligations conferred by this Terms Sheet without the consent of the other Party which will not be unreasonably delayed or withheld.

13.	Costs	Each Party shall bear its own legal costs of and incidental to the preparation, negotiation and execution of this Terms Sheet.

14.	Waiver	A provision of, or a right under, this Terms Sheet may only be waived in writing signed by the Party granting the waiver. A failure or delay in exercise, or partial exercise, or a power, right, authority or remedy arising from a default or breach under this Terms Sheet does not result in a waiver of that power, right, authority or remedy.

15.	Remedies	The rights, power and remedies provided in this Terms Sheet are cumulative with and not exclusive to the rights, power or remedies provided by law independently of this Terms Sheet.

16.	Whole Agreement	This Terms Sheet, any formal agreement, and the other agreements envisaged by this Terms Sheet, shall constitute the sole understanding of the Parties with respect to the subject matter and replaces all other agreements with respect thereto.

17.	Variation	No modification or alteration of the terms of this Terms Sheet shall be binding unless made in writing dated subsequent to the date of this Terms Sheet and duly executed by all Parties.

18.	Notices

Each notice authorised or required to be given to a Party shall be in writing and may be delivered personally or sent by properly addressed prepaid mail in each case addressed to the Party at its address set out in below:

In the case of MyFiziq:

Suite 5, 71–73 South Perth Esplanade South Perth, WA, 6151, Australia Email: vlado@myfiziq.com

Attention: Vlado Bosanac

In the case of the Triage Technologies, Inc.

1 Adelaide Street East, Suite 3001 Toronto,

Ontario M5C 2V9, Canada

Email: legal@triage.com Phone: 1-800-892-4603

Attention: Tory Jarmain

19.	Severance	If any provision of this Terms Sheet is invalid and not enforceable in accordance with its terms, all other provisions which are self- sustaining and capable of separate enforcement without regard to the invalid provision shall be and continue to be valid and forceful in accordance with their terms.

20.	Board Approval	Upon execution of this Terms Sheet by the Parties, MyFiziq Limited, as a public company, will immediately seek its Board approval to ratify this binding Terms Sheet by way of signed Board resolution. This approval will be provided no later than Tuesday 1st December 2020.

21.	Counterparts	This Terms Sheet may be executed in any number of counterparts, including by email, each of which when executed and delivered to the other Parties shall constitute an original, but all counterparts together shall constitute one and the same agreement.

22.	Interpretation	In this Terms Sheet unless the context otherwise requires:

(a)	headings are for convenience only and do not affect its interpretation;

(b)	an obligation or liability assumed by, or a right conferred on, two (2) or more Parties binds or benefits all of them jointly and each of them severally;

(c)	the expression person includes an individual, the estate of an individual, a corporation, an authority, an association or joint venture (whether incorporated or unincorporated), a partnership and a trust;

(d)	a reference to any Party includes that Party’s executors, administrators, successors and permitted assigns, including any person taking by way of novation;

(e)	a reference to any document (including this Terms Sheet) is to that document as varied, novated, ratified or replaced from time to time;

(f)	a reference to any statute or to any statutory provision includes any statutory modification or re-enactment of it or any statutory provision substituted for it, and all ordinances, by-laws, regulations, rules and statutory instruments (however described) issued under it;

(g)	words importing the singular include the plural (and vice versa) and words indicating a gender include every other gender;

(h)	reference to Parties, clauses, schedules, exhibits or annexure are references to Parties, clauses, schedules, exhibits and annexure to or of this Terms Sheet and a reference to this Terms Sheet includes any schedule, exhibit or annexure to this Terms Sheet;

(i)	where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning; and

(j)	a reference to AUD$ is to Australian currency and USD$ is to the current of the United States of America.

INTENTIONALLY LEFT BLANK

If the terms and conditions set out above are acceptable, please execute this Terms Sheet in the appropriate place below.

Dated this 27th day of November 2020.

EXECUTED by MYFIZIQ LTD	)
ACN 602 111 115)
in accordance with section 127 of the	)
Corporations Act 2001 (Cth):	)

Signature of director		Signature of Company Secretary

Vlado Bosanac (CEO)	Steven Richards
Name/title of Chief Executive Officer	Name of CFO & Company Secretary

)
)
SIGNED by TRIAGE TECHNOLOGIES, INC.	)

Company number in the presence of:

Signature of Director		Signature

Tory Jarmain (CEO)		Eric Lau
Name/title of CEO & Founder		CFO & Director

SCHE DUL E 1 – PRO DU CT I NT EG RA T I ON

●	The Triage & MyFiziq will work together to design and implement a full integration within 90 days of the formal agreement being executed. A breakdown of the integration timeline is below.

Milestone	Prerequisites	Milestone Completion Date

Terms Sheet Execution	Nil.	27th November 2020
MyFiziq SDK EULA Execution	Terms Sheet executed	11th December 2020
Product Integration (including QA)	MyFiziq SDK EULA executed	27th January 2021
Formal Agreement (includes commercials arrangements, data processing and technical support)	MyFiziq SDK EULA executed	27th December 2020
Target market(s) ready “go-live”	Formal Agreement executed, and Product Integration complete	TBA

●	Triage will make available to MyFiziq the SDK kits or platform integration requirements to facilitate an integration into the CompleteScan Demonstration Application. This activity is based on the current MyFiziq functionality.

●	The Parties will work together to deliver a demonstratable product not later than 27th January , 2021.

●	MyFiziq will make its continued platform improvements available to Triage from time to time at no cost to Triage.